As filed with the Securities and Exchange Commission on September 23, 1999 Registration No. 333-86167





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                            IAT RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)


           DELAWARE                                            95-4233050
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)


                     5757 WILSHIRE BOULEVARD, PENTHOUSE ONE
                  LOS ANGELES, CALIFORNIA 90036 (323) 634-8634
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------
                                   IRWIN MEYER
                             CHIEF EXECUTIVE OFFICER
                            IAT RESOURCES CORPORATION
                     5757 WILSHIRE BOULEVARD, PENTHOUSE ONE
                          LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-8634

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies to:
                          LINDA GIUNTA MICHAELSON, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3316

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities

Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum         Proposed Maximum
   Title Of Shares       Amount To Be          Aggregate Price              Aggregate              Amount Of
  To Be Registered        Registered             Per Share(1)           Offering Price(1)       Registration Fee
-------------------------------------------------------------------------------------------------------------------


    Common Stock          3,755,303             $1.0625                  $3,990,009.40          $1,109.22


===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on August 27, 1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                3,755,303 SHARES


                           IAT RESOURCES CORPORATION

                                  COMMON STOCK



    The companies listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 3,755,303 shares of our common stock. The selling security holders will acquire these shares upon conversion of convertible preferred stock.


    The selling security holders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

    Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "IATR." On August 27, 1999, the closing bid price for the common stock on the Nasdaq SmallCap Market was $1.09.

    AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   THIS PROSPECTUS IS DATED SEPTEMBER 1, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a Registration Statement on Form S-3 with respect to this offering of our common stock. This prospectus only constitutes part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, its exhibits and its schedules.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. We are also listed on the Nasdaq SmallCap Market. Our periodic reports, proxy statements and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC, 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

    We incorporate by reference:

          (1) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

          (2) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, as amended;

          (3) Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998, as amended;

          (4) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as amended;

          (5)  Our Report on Form 8-K filed on July 31, 1998;

          (6)  Our Report on Form 8-K filed on September 29, 1998;

          (7)  Our Report on Form 8-K filed on May 3, 1999;

          (8) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 9, 1996; and

          (9) Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares offered by the selling security holders have been sold.

    You may obtain a copy of these filings without charge by writing or calling us at:

                            IAT Resources Corporation
                     5757 Wilshire Boulevard, Penthouse One
                          Los Angeles, California 90036
              Attention: Arthur Bernstein, Executive Vice President
                                 (323) 634-8634

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference are accurate as of any date other than the date on the front of those documents.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that address:

          o trends affecting our financial condition or results of operations;

          o    the impact competition has on our business;

          o    our strategies concerning the expansion of our operations; and

          o our plans to enter new industries including internet technology development, integration and online commerce.

    These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue," or similar terms.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. We undertake no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS CONTAINED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

OUR COMPANY

     We are a diversified company focusing on enabling innovations in the converging telecommunications, entertainment and technology industries. We are currently developing programs to integrate and deliver internet services and online content in the healthcare, education and entertainment segments. Currently, we are in discussions to provide internet access and portal development for a state university medical system and an educational content provider to U.S. public schools. We are also looking to acquire software and hardware companies that provide competitive advantages in the delivery of online services and content to enterprise systems within these markets.

      As part of our expansion into internet technology development and integration, we have identified and made small investments in early and expansion stage companies which we believe have unique internet-based hardware and/or software applications and which show promise as catalysts in the internet and online commerce industries. For example, we recently purchased approximately 150,000 shares of common stock of flowersandgifts.com, and 100,000 shares of common stock of Pacific Softworks, Inc., a licensor of internet-related software and related software development tools, which recently completed an initial public offering. We also have warrants to purchase up to an additional 100,000 shares of Pacific Softworks' common stock.

      For approximately eight years, we operated under the name The Producers Entertainment Group Ltd. Historically, we acquired, developed, produced and distributed dramatic, comedy, documentary and instructional television series and movies and theatrical motion pictures. We distributed our projects in the United States and in international markets for exhibition on standard broadcast television (network and syndication), basic cable and pay cable and for video distribution. We also provided producer and executive producer services in exchange for fees and participations in future profits from these projects. Although we continue to engage in certain entertainment related production and distribution activities, during the past eight months we have reduced our network and cable television activities and begun to redirect our core business toward the internet and technology industry.

     While operating as The Producers Entertainment Group, in July 1998, we acquired MWI Distribution, Inc., which does business under the name MediaWorks International. MediaWorks International continues to distribute television and video programming in the international market, concentrating on children's and family programming and animation. MediaWorks also co-produces and co-finances animated and live action programming ventures and sells direct-to-video series and specials.

RECENT DEVELOPMENTS

     On August 18, 1999, we announced that we had entered into a letter of intent to merge with Infolocity, Inc., a privately held internet company. Through its proprietary search technology, Infolocity assists publicly traded companies in minimizing the impact of negative or false information posted on the internet. The terms of the merger currently contemplate a tax-free exchange of our common stock for 100% of the issued and outstanding stock of Infolocity. Completion of the merger depends upon, among other customary closing conditions, our arrangement of a $2 million loan to Infolocity and the approval of our stockholders.

OUR STRATEGY

     We have recently begun to change our core business from entertainment production and distribution to internet technology development and integration. We are currently negotiating with independent third parties to join with us in the process of developing technology environments and browser portal shells capable of providing internet services and e-commerce opportunities. These services and opportunities are being designed for delivery to the latest communication appliances and portable devices for convenient data and information access anytime and anywhere. We intend to develop a core business around this integration and service strategy while promoting opportunities for synergistic business relationships among other internet companies. We maintain an active website at WWW.IATRESOURCES.COM which includes a public bulletin board, roundtable discussion opportunities and a bi-monthly newsletter, IAT REPORTS, focusing on convergence and enabling technology.

CORPORATE INFORMATION

     Our executive offices are located at 5757 Wilshire Boulevard, Penthouse One, Los Angeles, California 90036. Our telephone number is (323) 634-8634. Information on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


RISKS RELATED TO OUR BUSINESS

ALTHOUGH WE CONTINUE TO OPERATE IN THE ENTERTAINMENT BUSINESS ON A REDUCED SCALE, OUR PROSPECTS IN THE INTERNET SECTOR ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN TRANSITIONING TO THE INTERNET TECHNOLOGY DEVELOPMENT AND ONLINE COMMERCE INDUSTRIES SINCE FEBRUARY 1999.

     We announced our intention to expand our business in the internet and electronic commerce industries in February 1999 and we are gradually changing our core television broadcast and cable production business to internet technology services and integration. These industries are new, highly speculative and involve a substantial degree of risk. Since we are in an early stage of development in these rapidly evolving industries, our prospects are difficult to predict and could change rapidly and without warning. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of developing and expanding their business, particularly companies in the new and rapidly evolving internet technology and online commerce markets. These risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage potential growth. To address these risks, we must, among other things:

          o    successfully implement new business and marketing strategies;

          o    respond to competitive developments;

          o    expand our funding of early and expansion-stage companies; and

          o    attract and retain qualified personnel.


WE MAY NOT BE SUCCESSFUL IN ENTERING INTO THE INTERNET TECHNOLOGY DEVELOPMENT, DISTRIBUTION AND ONLINE COMMERCE FIELDS SINCE WE HAVE NEVER HISTORICALLY OPERATED IN THESE BUSINESSES. OPERATING IN THESE BUSINESSES WILL ALSO REQUIRE SUBSTANTIAL WORKING CAPITAL.

     The internet technology development, distribution and online commerce industries are completely new business ventures for us, and are businesses in which we have never operated. With the exception of Dr. Barry Sandrew, our Chief Technology Officer, none of our current executives has experience operating internet-related companies. Although we believe that our experience in the entertainment business lends itself well to these industries, we may not be able to operate successfully in them.

     We retained the services of Strategic Capital Consultants to assist us in investing in or acquiring interests in internet technology, development and electronic commerce companies. However, if we fail to complete the acquisition of these types of companies, or if we cannot successfully integrate their businesses into ours, our business and financial condition could suffer.

     In addition, our new business strategy, investment and acquisition activities will require substantial working capital. We have spent and will continue to spend substantial funds to locate appropriate acquisition candidates, to market our efforts and to establish an effective management team with experience in the internet technology development, distribution and electronic commerce industries. We cannot assure you that we will be successful in any of these areas.


WE RECENTLY ANNOUNCED OUR INTENT TO MERGE WITH INFOLOCITY. IF WE FAIL TO MERGE WITH INFOLOCITY OR IF WE CANNOT SUCCESSFULLY INTEGRATE INFOLOCITY'S BUSINESS INTO OURS, OUR BUSINESS AND FINANCIAL CONDITION COULD SUFFER.

     In August 1999, we announced that we had entered into a letter of intent to merge with Infolocity, a privately held internet company which, through its proprietary search technology, helps publicly traded companies minimize the impact of negative information posted on the internet. We are seeking to merge with Infolocity with the expectation that the merger will help us execute our plan to expand our core business into internet-related companies and provide us with further opportunities to promote synergistic business relationships among otherinternet companies. In order to achieve these anticipated benefits, we must efficiently, effectively and timely integrate Infolocity's operations into ours. The combination of these businesses requires, among other things:

          o    integration of management staffs;

          o    coordination of operations and marketing efforts; and

          o    integration and elimination of redundant overhead.

     Full integration of these businesses will require considerable effort on the part of our management. During the integration period, we anticipate that our accounting staff, operations personnel and other staff will need to dedicate considerable time toward integrating the financial and information systems, management staffs and organizational cultures of the separate businesses. We could experience problems associated with the integration, and the integration itself may not proceed efficiently or be successful. Furthermore, even if we successfully integrate Infolocity's operations into ours, the combination may adversely affect our business and results of operations.


OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO MEET OUR CURRENT LIQUIDITY AND CAPITAL RESOURCES REQUIREMENTS.

     Our cash commitments for the next 12 months include paying aggregate minimum base compensation of approximately $822,000 to our officers and key independent contractors and minimum office rent of approximately $150,000. We also incur overhead and other costs such as employee salaries, related benefits, office expenses, professional fees and similar expenses. For our fiscal year ended June 30, 1998, our general and administrative expenses, which included compensation and rent, totaled $4,151,252. Dividends on our outstanding Series A Preferred Stock aggregate $425,000 annually, which we have paid in stock during the past three years. We also pay dividends of 6% per annum on our outstanding Series E Preferred Stock. At our option, we may pay dividends on all series of preferred stock in shares of common stock or in cash. As a result of all of these expenses, we had an accumulated deficit of ($22,500,800) at March 31, 1999. As of that date, we also had cash and cash equivalents of ($49,101), accounts and contracts receivable of $2,222,319 and accounts payable and accrued expenses of $2,554,644.

     We may need to raise additional funds in order to meet these expenses, fund our transition into the internet technology development and integration and online commerce industries and to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion of our business into the internet technology development and integration and online commerce sectors.


WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     For the fiscal years ended June 30, 1996, 1997 and 1998, we generated revenues of $5,367,498, $5,521,441 and $22,369,511, respectively, and incurred net losses of $1,447,666, $4,592,145 and $1,411,916, respectively (without giving effect to the payment in 1996, 1997 and 1998 of dividends of $425,000 annually, on the Series A Preferred Stock which we paid by issuing shares of common stock). As of March 31, 1999, we had an accumulated deficit of ($22,500,800). If the cash we generate from our operations cannot sufficiently fund possible future operating losses, we may need to raise additional funds. Additional financing may not be available in amounts or on terms acceptable to us, if at all.


OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

     Our limited operating history in the internet technology development, integration and online commerce industries makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in these areas in a timely manner to compensate for any unexpected revenue shortfall.

BECAUSE OF THE LIMITED BARRIERS TO ENTRY IN THE INTERNET, TECHNOLOGY AND ONLINE COMMERCE BUSINESSES, COMPETITION IN THESE MARKETS IS INTENSE. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS THAT ENTER THESE MARKETS, OUR REVENUES AND OPERATING RESULTS COULD BE IMPAIRED.

     The internet, technology and online commerce markets are new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch web sites and other similar businesses at a relatively low cost. Many of our current and potential competitors have longer operating histories and significantly greater financial, marketing and other resources than us. Increased competition may result in reduced operating margins and loss of market share.

     We have not yet determined whether we will be able to compete successfully against our current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make marketing decisions or acquisitions that could adversely affect our business, prospects, financial condition and results of operations.


OUR GROWTH AND OPERATING RESULTS WILL BE IMPAIRED IF THE INTERNET TECHNOLOGY AND ONLINE COMMERCE INDUSTRIES DO NOT CONTINUE TO GROW.

     Our growth and operating results depend in part on widespread acceptance and use of the internet as a point of convergence in the telecommunications, entertainment and technology industries, as well as on continued consumer acceptance and use of the internet as a way to buy products. These practices are at an early stage of development, and demand and market acceptance are uncertain.

     The internet may not become a viable medium for telecommunications, entertainment and technology convergence or a healthy commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address the public's concerns about:

          o    network performance;

          o    reliability;

          o    speed of access;

          o    ease of use; and

          o    bandwidth availability.

     In addition, the internet's overall viability could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the internet could also result in slower response times and adversely affect general usage of the internet. Also, negative publicity and consumer concern about the security of transactions conducted on the internet and the privacy of users may also inhibit the growth of commerce on the internet.


BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR OUR RESULTS OF OPERATIONS.

     It is possible that a number of laws and regulations may be adopted concerning the internet, relating to, among other things:

          o    user privacy;

          o    content;

          o    copyrights;

          o    distribution;

          o    telecommunications; and

          o    characteristics and quality of products and services.

     The adoption of any additional laws or regulations may decrease the popularity or expansion of the internet. A decline in the growth of the internet could decrease demand for our services and increase our cost of doing business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and other online services could also harm our business.

IF THE SOFTWARE, HARDWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS AND SERVICES THAT WE USE ARE NOT YEAR 2000 COMPLIANT, OUR OPERATING RESULTS COULD BE IMPAIRED.

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We use hardware and software systems, which are comprised only of an internal personal computer network and commercially available software products. We have assessed these systems and we believe that our systems correctly define the year 2000. We have also assessed the embedded system contained in our leased equipment, which we believe to be Year 2000 compliant. After we complete all of our Year 2000 assessments, we intend to develop contingency plans to reduce our Year 2000 exposure.

     In addition, we have contacted our key vendors and customers and have determined that they do not have any significant Year 2000 exposures which would have an adverse effect on us and our business. However, we cannot assure you that these parties will not experience Year 2000 problems in the near future. If they do encounter such problems, they may not be able to solve them in a timely manner, which could adversely affect our financial condition.

      The Year 2000 issue also presents numerous other risks that could hurt our business, such as disruptions of service from third parties who provide us with electricity, water or telephone service. If these critical third party providers experience difficulties that result in disruptions of services to us, a shutdown of our operations at individual facilities could occur. Also, general uncertainty exists regarding the Year 2000 problem and its potential effect on the overall business environment and economies of the United States and other nations. As a result, we cannot determine at this time whether the Year 2000 problem will materially impact our operations or financial condition as a result of significant disruption to these economies and/or business environments.


THE INDUSTRY IN WHICH MEDIAWORKS COMPETES IS INTENSELY COMPETITIVE. IF MEDIAWORKS IS UNABLE TO COMPETE SUCCESSFULLY AGAINST ITS CURRENT AND FUTURE COMPETITORS, ITS REVENUES AND OPERATING RESULTS COULD BE IMPAIRED AND OUR BUSINESS COULD SUFFER AS A RESULT.

     The television industry is highly competitive and involves a substantial degree of risk. MediaWorks directly competes with many other television distributors which are significantly larger than it. These distributors typically have financial and other resources which are far greater than those available to MediaWorks now or in the foreseeable future. New technologies and the expansion of existing technologies in the television industry may further increase the competitive pressures on MediaWorks. We cannot assure you that MediaWorks will be successful in competing in the television field.

     MediaWorks' success depends upon its ability to distribute programming for television which will appeal to markets characterized by changing popular tastes. In light of the intense competition in the television industry, MediaWorks may not be able to continuously acquire and develop products which can be made into profitable television series.


OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.

     As of the date of this prospectus, we have granted options and warrants to purchase a total of 6,120,988 shares of common stock that have not been exercised. To the extent that these outstanding options and warrants are exercised, our stockholders' interests will be diluted. Also, we may not be able to obtain additional equity capital on terms we like, since the holders of the outstanding options and warrants will likely exercise them at a time when we may be able to obtain such capital on better terms than those in the options and warrants.

THE CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.


     As of the date of this prospectus, we have issued 1,000,000 shares of our Series A Preferred Stock, 3,000,000 shares of our Series C Preferred Stock, 50,000 shares of our Series D Preferred Stock, 200,000 shares of our Series E Preferred Stock and 225,000 shares of our Series F Preferred Stock. At our option, we can pay the dividends on all series of our preferred stock in cash or in shares of common stock.


     Holders of our convertible preferred stock could convert their shares into common stock at any time in the future. To the extent all of the shares of our outstanding convertible preferred stock are converted into common stock, our common stockholders' interests will be diluted. Since these shares of common stock will be registered for sale in the marketplace, future offers to sell such shares could potentially depress the price of our common stock. In the future, this could make it difficult for us or our stockholders to sell the common stock. As of the date of this prospectus, all 50,000 shares of our Series D Preferred Stock have been converted and sold and 25,000 shares of our Series E Preferred Stock has been converted and sold. Also, we may have problems obtaining additional equity capital on terms we like, since we can expect the holders of our convertible preferred stock to convert their shares into common stock at a time when we would be able to obtain any needed capital on more favorable terms than those of the convertible preferred stock.


STOCK PRICES OF INTERNET-RELATED COMPANIES HAVE FLUCTUATED WIDELY IN RECENT MONTHS AND THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

     As a result of our recent expansion into internet technology development, integration and online commerce, the trading price of our common stock could become volatile and could fluctuate widely in response to factors including the following, some of which are beyond our control:

          o    variations in our operating results;

          o announcements of technological innovations or new services by us or our competitors;

          o changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

          o changes in operating and stock price performance of other internet-related companies similar to us;

          o    conditions or trends in the internet and technology industries;

          o    additions or departures of key personnel; and

          o    future sales of our common stock.

     Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance may adversely affect the price of our common stock.


TAKEOVER EFFORTS COULD BE DETERRED AS A RESULT OF OUR RIGHT TO ISSUE PREFERRED STOCK IN THE FUTURE AND CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION.


     Our Certificate of Incorporation permits our Board of Directors to issue up to 20,000,000 shares of "blank check" Preferred Stock. Our Board of Directors also has the authority to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by our stockholders. We have issued 1,000,000 shares of Series A Preferred Stock, 3,000,000 shares of Series C Preferred Stock, 50,000 shares of Series D Preferred Stock, 200,000 shares of Series E Preferred Stock and 225,000 shares of our Series F Preferred Stock. We have reserved for issuance an additional 300,000 shares of Series A Preferred Stock, 300,000 shares of Series E Preferred Stock, and 325,000 shares of Series F Preferred Stock. If we issue additional preferred stock with voting and conversion rights, the rights of our common stockholders could be adversely affected by, among other things, the loss of their voting control to others. Any additional issuances could also delay, defer or prevent a change in our control, even if these actions would benefit our stockholders.


     Additionally, provisions of Delaware law and our Certificate of Incorporation could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock - Anti-Takeover Effects."

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK. WE PAY ANNUAL CASH OR STOCK DIVIDENDS ON SOME OF OUR PREFERRED STOCK.

     We have never paid cash dividends on our common stock and we do not expect to pay these dividends in the foreseeable future. Holders of our Series A Preferred Stock are entitled to annual dividends of 8 1/2% (aggregating $425,000 annually, in cash or stock at our option, assuming no conversion). Holders of our Series C Preferred Stock are entitled to dividends of 8% annually, so long as we earn over $1,000,000 in any fiscal year. Also, holders of our Series E Preferred Stock are entitled to annual dividends of 6%. We pay these dividends quarterly, in cash or in shares of our common stock. For the foreseeable future, we anticipate that we will retain all of our cash resources and earnings, if any, for the operation and expansion of our business, except to the extent required to satisfy our obligations under the terms of the Series A and Series E Preferred Stock.


SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE OUR STOCK PRICE TO FALL.


     If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of shares of our convertible preferred stock) in the public market following this offering, the market price of our common stock could fall. Upon completion of this offering, based on 11,716,021 shares outstanding as of August 27, 1999, we will have outstanding approximately 15,471,324 shares of our common stock. The remaining unregistered common stock and the common stock held by our officers and directors are "restricted" securities as that term is defined by Rule 144 under the Securities Act. In the future, these restricted securities may be sold only in compliance with Rule 144 or if they are registered under the Securities Act or under an exemption. Generally, under Rule 144, each person who holds restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of our then-outstanding shares of common stock, or the average weekly volume of trading of our common stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years can sell such shares under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.


      In addition, holders of options and warrants may acquire approximately 6,120,988 shares of Common Stock and holders of shares of our Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock may acquire shares of Common Stock at various conversion rates. See "Description of Capital Stock -- Preferred Stock."


NASDAQ COULD DELIST OUR COMMON STOCK WHICH COULD MAKE IT MORE DIFFICULT FOR YOU TO SELL OR OBTAIN QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK.

     In order to continue to be listed on Nasdaq, we must meet the following requirements:

          o net tangible assets of at least $2,000,000, or a market capitalization of $35,000,000 or $500,000 in net income for two of the last three years;

          o    a minimum bid price of $1.00;

          o    two market makers;

          o    300 stockholders;

          o at least 500,000 shares in the public float o a minimum market value for the public float of $1,000,000; and

          o    compliance with certain corporate governance standards.

     Our minimum bid price at August 27, 1999 was $1.03125. If we cannot satisfy Nasdaq's maintenance criteria in the future, Nasdaq could delist our common stock. In the event of delisting, trading, if any, would be conducted only in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a result of any possible delisting, an investor would likely find it more difficult to sell or obtain quotations as to the price of our common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Selling Security Holders' shares in this offering. All proceeds from the sale of these shares will be for the accounts of the Selling Security Holders described below. Upon conversion by Strategic Capital Consultants of shares of Series C Preferred Stock into the shares of common stock to be offered by them under this prospectus, we will receive from Strategic Capital Consultants a total of $250,000. See "Selling Security Holders" and "Description of Capital Stock - Preferred Stock."


                            SELLING SECURITY HOLDERS

     The following table sets forth the names of the Selling Security Holders and (i) the number of shares of Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock owned by the Selling Security Holders as of August 27, 1999, and (ii) the maximum amount of Common Stock which may be offered for the accounts of the Selling Security Holders under this prospectus. The addresses of the Selling Security Holders are in our care unless identified otherwise.



                                                  Number of    Number of    Number of
                                      Number of   Shares of    Shares of    Shares of                  Percentage
                                      Shares of    Series C    Series E     Series F       Common          of
                                       Common     Preferred    Preferred    Preferred      Stock      Outstanding
Name of Selling Security                Stock       Stock        Stock     Stock Owned    Offered        Common
Holders                                 Owned     Owned (1)    Owned (2)       (3)         Hereby      Stock (4)
---------------------------------    ----------- ------------ -----------  ----------   ------------ --------------
Strategic Capital Consultants             0       1,700,000        0            0         500,000        4.27%

The Augustine Fund, L.P.                  0           0         175,000      225,000    3,255,303       27.79%
c/o Augustine Capital
Management, Inc.
141 West Jackson Blvd.,
Suite 2182
Chicago, IL 60604


(1) On January 14, 1999, we sold an aggregate of 1,700,000 shares of Series C Preferred Stock to Strategic Capital Consultants pursuant to a securities purchase agreement.

(2) In September 1998, Augustine acquired 25,000 shares of Series E Preferred Stock. The common stock underlying these shares was previously registered under an S-3 Registration Statement filed in September 1998, and has been sold. In August 1999, Augustine acquired an additional 175,000 shares of Series E Preferred Stock. This Registration Statement includes 3,030,303 shares of common stock to be issued upon conversion of the above referenced shares of Series E Preferred Stock.

(3) In July 1998 and August 1999, Augustine acquired an aggregate of 225,000 shares of Series F Preferred Stock. This registration statement includes 225,000 shares of common stock to be issued upon conversion of Series F Preferred Stock, which converts into common stock on a one for one basis.

(4)   Based on 11,716,021 shares outstanding as of August 27, 1999.

     The Selling Security Holders may offer all or some portion of the common stock that they have the right to acquire upon conversion of the Series C Preferred Stock, Series E Preferred Stock or Series F Preferred Stock. Accordingly, no estimate can be given as to the amount of the common stock that will be held by the Selling Security Holders upon termination of any such sales. See "Plan of Distribution."

     The term Selling Security Holders includes the holders listed in any supplement to this prospectus and any beneficial owners of the common stock and their transferees, pledgees, donees or other successors. Any supplement will contain certain information about the Selling Security Holders and the number of shares of common stock beneficially owned by the Selling Security Holders that may be offered pursuant to this prospectus. Such information will be obtained from the Selling Security Holders.

     Under the Securities Exchange Act of 1934, as amended and its rules and regulations, any person distributing the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to beginning the distribution. In addition, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and its rules and regulations including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Security Holders. Regulation M contains certain limitations and prohibitions intended to prevent issuers, selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

     We will bear all costs, expenses and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 50,000,000 shares of common stock, par value $.001 per share and 20,000,000 shares of preferred stock, par value $.001 per share. The following descriptions of capital stock are qualified in all respects by reference to our Restated Certificate of Incorporation and Bylaws, each as amended, which are incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

     The holders of common stock will elect all directors and are entitled to one vote for each share held of record. As of August 27, 1999, 11,716,021 shares of common stock were issued and outstanding. All shares of common stock participate equally in dividends, when and as declared by the Board of Directors, and in net assets on liquidation. The shares of common stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

PREFERRED STOCK

     Our Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock with designations, rights, preferences and rights determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of holders of our common stock.

     We have designated 1,300,000 shares of our preferred stock as Series A Convertible Preferred Stock ("Series A Preferred"). In December 1994, we issued 1,000,000 shares of the Series A Preferred. The Series A Preferred has a liquidation preference of $5.00 per share and pays a dividend in cash or in common stock of 8 1/2% per annum. The Series A Preferred is convertible into common stock. The number of shares issued upon conversion is determined by multiplying (i) the number of shares of Series A Preferred to be converted by,
(ii) the sum of (a) $5.00 plus (b) all accrued but unpaid dividends in such shares being converted and dividing the result by (c) $1.00 (the "Series A Conversion Rate").

     We have designated 3,000,000 shares of our preferred stock as Series C Convertible Preferred Stock ("Series C Preferred"). On January 14, 1999, we sold to Strategic Capital Consultants 1,700,000 shares of the Series C Preferred and also sold the remaining 1,300,000 shares of the Series C Preferred, all for consideration equal to $.001 per share. Each share of Series C Preferred is convertible at the option of its holders, into one share of common stock at a price of $0.50 per share. The Series C Preferred is entitled to non-cumulative dividends of 8% per annum, but only after we have earnings in any fiscal year greater than $1.0 million.

     We have designated 50,000 shares of our preferred stock as Series D Convertible Preferred Stock ("Series D Preferred"). In July and August 1998, we issued 50,000 shares of the Series D Preferred in exchange for consideration equal to $10.00 per share, all of which has been converted and sold.

     We have designated 500,000 shares of our preferred stock as Series E Convertible Preferred Stock ("Series E Preferred"). In September 1998, we issued 25,000 shares of the Series E Preferred in exchange for consideration equal to $10.00 per share. The common stock underlying the 25,000 shares of Series E Preferred was previously registered and sold. In August 1999, we issued an additional 175,000 shares of Series E Preferred. The Series E Preferred has a liquidation preference of $10.00 per share and cumulates dividends at the rate of 6% per annum, payable quarterly in arrears in cash or shares of common stock at our option, at the conversion rate described below. If we in our discretion decide to pay the dividends in shares of common stock, then all accumulated and unpaid dividends shall be paid at the time of each conversion of the Series E Preferred, such that upon each conversion of the Series E Preferred by its holders, we will pay all accumulated and unpaid dividends owed as of the date of such conversion. The Series E Preferred is convertible, at the option of its holders, immediately after issuance and on or before the close of business on the second full business day preceding the date, if any, fixed for the redemption of such shares (the "Series E Conversion Date") into that number of shares of our common stock as equals $10.00 per share of Preferred Stock tendered for conversion, plus accumulated and unpaid dividends thereon, divided by 82.5% of the average of the closing bid prices per share of our common stock on the Nasdaq Stock Market, any national securities exchange, the OTC Bulletin Board or any other market on which the common stock is listed or eligible for trading for the five trading days preceding the Series E Conversion Date; PROVIDED, HOWEVER, that if we determine to reprice the warrant to purchase 500,000 shares of common stock issued in June 1996 to a party unaffiliated with the Augustine Fund, L.P. (the "Augustine Fund") (the "Third Party Warrant") to a price below the conversion price that otherwise would be applicable to the Series E Preferred, then the conversion price of the Series E Preferred shall be reduced to the exercise price of the Third Party Warrant (the "Applicable Series E Conversion Rate"). At our option, if any shares of Series E Preferred remain outstanding on September 30, 2001, then all or any part of such Series E Preferred as we elect will be converted in accordance with the procedure described above as if its holders had given the notice of conversion effective as of that date, and the date of conversion had been fixed as of September 30, 2001 for all purposes. We may not redeem the Series E Preferred prior to September 30, 2000. Thereafter, on the sole authority of our Board of Directors, we may, at our option and at any time prior to notice of conversion of the Series E Preferred redeem all or any part of the Series E Preferred at the time issued and outstanding for an amount in cash equal to $11.75 per share plus any accumulated and unpaid dividends.

     All shares of Series E Preferred will (i) rank PARI PASSU with our Series D Preferred issued pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of July 31, 1998 with the Augustine Fund, L.P.,
(ii) rank senior to any class or series of our capital stock hereafter created (unless otherwise agreed to by a majority of the Selling Security Holders of the Series E Preferred then outstanding), and (iii) rank junior to all of our preferred stock issued and outstanding as of the date of execution of the Securities Purchase Agreement. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, resulting in any distribution of our assets to our stockholders, the security holder of the Series E Preferred then issued and outstanding shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $10.00 per share of Series E Preferred plus any accumulated but unpaid dividends, and no more, before any payment or distribution of our assets to us is made to or set apart for the holders of any junior securities.


     We have designated 550,000 shares of our preferred stock as Series F Convertible Preferred Stock ("Series F Preferred"). In July 1998, we issued 50,000 shares of Series F Preferred as part of the consideration for the purchase of the Series E Preferred. In August 1999, we issued an additional 175,000 shares of Series F Preferred as part of the consideration for the purchase of the Series E Preferred. The Series F Preferred is not entitled to dividends, has no stated value and has a term of three years. Each share of Series F Preferred is convertible into one share of our common stock upon payment of the Conversion Price. The Conversion Price is an amount equal to 125% of the Fair Market Value of our common stock on the date of issuance of the shares of Series F Preferred. Fair Market Value on any date shall mean (i) if the common stock is listed on an exchange or exchanges, or admitted for trading on the Nasdaq Stock Market, any national securities exchange, the OTC Bulletin Board or any other market, the closing bid price of the common stock on the date of issuance of the shares of Series F Preferred or (ii) if the common stock is not listed on an exchange or quoted on the Nasdaq Stock Market, an amount determined in good faith by our Board of Directors. On the date that is three years from the date of issuance of the shares of Series F Preferred, all shares of Series F Preferred that have not been converted and are outstanding shall automatically be canceled and redeemed back to us, and the holder of such shares of unconverted Series F Preferred shall receive from us the total of the par value price per share ($.001) multiplied by the aggregate number of shares of unconverted Series F Preferred. Upon our liquidation, dissolution or winding-up, the holders of Series F Preferred will not be entitled to receive anything out of our assets in respect of each share of Series F Preferred.


     On May 26, 1999, at our annual meeting of stockholders, our stockholders approved the issuance to the Augustine Fund of shares of our Series E Preferred and Series F Preferred which, upon conversion, may convert into a number of shares of common stock in excess of 20% of our total number of shares outstanding at the date of our agreement with the Augustine Fund.


ANTI-TAKEOVER EFFECTS

     Delaware law and our Certificate of Incorporation could make our acquisition and the removal of our incumbent officers and directors by means of a tender offer, a proxy contest or otherwise more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

     We are governed by Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or owned, within three prior years, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

     Also, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

                              PLAN OF DISTRIBUTION

     On January 14, 1999, we sold, pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), an aggregate of 1,700,000 shares of Series C Preferred to Strategic Capital Consultants ("Strategic Capital"). Our gross proceeds from this transaction were $1,700 and our net proceeds were $1,700. Upon conversion of the 500,000 shares of Series C Preferred into the shares of common stock offered under this prospectus, we will receive from Strategic Capital a total of $250,000.

      On August 2, 1999 we sold, pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of July 31, 1998 with the Augustine Fund, L.P. (the "Augustine Fund"), an aggregate of 175,000 shares of Series E Preferred to the Augustine Fund, and in connection with the sale of the Series E Preferred, issued an aggregate of 175,000 shares of Series F Preferred to the Augustine Fund. The Series E Preferred and the Series F Preferred are hereinafter collectively referred to as the Preferred Stock. Our gross proceeds from this transaction were $750,000 and our net proceeds were $694,458.

      Pursuant to the Securities Purchase Agreement, until July 31, 2000, the Augustine Fund agreed to purchase and we agreed to sell a minimum of 150,000 shares of Series E Preferred, in each case in a series of tranches, each of which will be for the purchase and sale of a minimum of 10,000 shares of Series E Preferred and a maximum of 30,000 shares of Series E Preferred in any given tranche.

     The Selling Security Holders have advised us that the sale or distribution of the common stock may be effected directly to purchasers by the Selling Security Holders as a principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Nasdaq SmallCap market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Security Holders or by agreements between the Selling Security Holders and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Because each of the Selling Security Holders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the Selling Security Holders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act until its participation in the distribution is completed.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Upon request of the Selling Security Holders, we will make all applicable filings under state securities or blue sky laws.

     The Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders. The foregoing may affect the marketability of the shares of common stock.

     We will pay all expenses of the registration of the shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or the Selling Security Holders will be entitled to contribution from us relating to these liabilities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our Bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also empower us to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

     Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP.

                                     EXPERTS

     The financial statements included in our Annual Report on Form 10-KSB for our fiscal year ended June 30, 1998 and incorporated by reference in this Prospectus and the Registration Statement of which this prospectus is a part have been audited by Singer Lewak Greenbaum & Goldstein, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.

                                3,755,303 SHARES


                            IAT RESOURCES CORPORATION

                                  COMMON STOCK

                                   PROSPECTUS


                                SEPTEMBER 1, 1999




YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                           TABLE OF CONTENTS
                                                                  Page

WHERE YOU CAN FIND MORE INFORMATION..................................1
INCORPORATION OF CERTAIN DOCUMENTS
       BY REFERENCE..................................................1
CAUTIONARY NOTICE REGARDING FORWARD-
LOOKING STATEMENTS...................................................2
PROSPECTUS SUMMARY...................................................3
RISK FACTORS.........................................................4
USE OF PROCEEDS.....................................................10
SELLING SECURITY HOLDERS............................................10
DESCRIPTION OF CAPITAL STOCK........................................12
PLAN OF DISTRIBUTION................................................14
DISCLOSURE OF COMMISSION POSITION FOR
       INDEMNIFICATION FOR SECURITIES ACT
       LIABILITIES..................................................15
LEGAL MATTERS.......................................................15
EXPERTS.............................................................15

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.



SEC registration fee..............................................         $      1,109.22
Nasdaq filing fee.................................................                5,000.00
Legal fees and expenses...........................................                3,000.00
Accounting fees and expenses .....................................                2,500.00
Miscellaneous expenses............................................                2,000.00
                                                                           ------------------
             Total................................................          $    13,609.22
                                                                           ------------------


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

             Article VI of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

             Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

             We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.     EXHIBITS

              2.1 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition I Corp., The Grosso-Jacobson Entertainment Corporation, Salvatore Grosso and Lawrence S. Jacobson. (3)

              2.2 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition II Corp., The Grosso-Jacobson Productions, Inc., Salvatore Grosso and Lawrence S. Jacobson. (3)

              2.3 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition III Corp., Grosso-Jacobson Music Company, Inc., Salvatore Grosso and Lawrence S. Jacobson. (3)

              2.4 Agreement of Merger dated as of July 15, 1998, by and among The Producers Entertainment Group Ltd., TPEG Merger Company, MWI Distribution, Inc. and Tom Daniels and Craig Sussman. (4)

              3.1    Restated Certificate of Incorporation, dated June 24, 1993.
                     (2)

              3.2 Amendment to Certificate of Incorporation, dated April 28, 1998. (1)

              3.3    Amendment to Certificate of Incorporation, dated May 26,
                     1999.

              3.4    Bylaws. (1)

              3.5    Amendment No. 1 to Bylaws. (1)

              4.1 Securities Purchase Agreement, dated July 31, 1998 between the Company and the Augustine Fund, L.P.(1)

              4.2 Registration Rights Agreement, dated July 31, 1998 between the Company and the Augustine Fund, L.P.(1)

              4.3 Escrow Agreement dated as of July 31, 1998 among the Augustine Fund, L.P., the Company and H. Glenn Bagwell, Jr., as Escrow Agent. (1)

              4.4 Securities Purchase Agreement, dated January 14, 1999 between the Company and Strategic Capital Consultants. (5)

              4.5 Securities Purchase Agreement, dated January 14, 1999 between the Company and Mountaingate Productions, LLC. (5)

              4.6 Certificate of Designations for Series C Preferred Stock, dated March 26, 1999. (5)

              4.7 Certificate of Designations for Series D Preferred Stock, dated July 31, 1998.(1)

              4.8 Certificate of Designations for Series E Preferred Stock, dated July 31, 1998.(1)

              4.9 Certificate of Designations for Series F Preferred Stock, dated July 31, 1998.(1)

              5.1    Opinion of Troop Steuber Pasich Reddick & Tobey LLP.(6)

             23.1 Consent of Singer Lewak Greenbaum & Goldstein, LLP, Independent Accountants.

             23.2    Consent of Counsel (included in Exhibit 5.1).

             24.1    Power of Attorney (included on signature page).

-----------------------------------

(1) Incorporated by reference to our Registration Statement on Form S-3 filed September 1, 1998

(2)    Incorporated by reference to our Report on Form 8-K dated June 18, 1996.

(3) Incorporated by reference to our Report on Form 8-K filed November 4, 1997 (as amended on December 29, 1997).

(4)    Incorporated by reference to our Report on Form 8-K filed July 31, 1998.

(5) Incorporated by reference to our Report on Form 10-QSB, as amended, filed on June 10, 1999.

(6) Incorporated by reference to our Registration Statement on Form S-3 filed September 1, 1999.

ITEM 17.     UNDERTAKINGS

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

             (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 23 day of September 1999.

                                            IAT RESOURCES CORPORATION



                                            By /s/ IRWIN MEYER
                                               ------------------------------
                                               Irwin Meyer
                                               Chief Executive Officer

                                POWER OF ATTORNEY

             KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                                TITLE                          DATE
-----------------------------------------------     ------------------------------------------  -------------------------

              /s/ IRWIN MEYER
-----------------------------------------------     Chief Executive Officer and Director               August 27, 1999
                  Irwin Meyer                       (Principal Executive Officer)

            /s/ ARTHUR BERNSTEIN
-----------------------------------------------     Executive Vice President and Director              August 27, 1999
               Arthur Bernstein                     (Principal Financial and Accounting
                                                    Officer)

              /s/ IVAN BERKOWITZ
-----------------------------------------------     Director                                           August 27, 1999
                Ivan Berkowitz

              /s/ MICHAEL ISCOVE
-----------------------------------------------     Director                                           August 27, 1999
                Michael Iscove

              /s/ THOMAS A. DANIELS
-----------------------------------------------     Director                                           August 27, 1999
               Thomas A. Daniels